Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed November 7, 2013 pertaining to the RBC Bearings Incorporated 2013 Long-Term Equity Incentive Plan, of our reports dated May 29, 2013, with respect to the consolidated financial statements of RBC Bearings Incorporated and the effectiveness of internal control over financial reporting of RBC Bearings Incorporated, included in this Annual Report (Form 10-K) for the year ended March 30, 2013.

/s/Ernst & Young LLP

Hartford, Connecticut

November 7, 2013